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                                                                    Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT



The Stockholders and Board of Directors
Beckman Coulter, Inc.:


      We consent to the inclusion of our report dated January 23, 1998, except as to note 16, which is as of March 4, 1998, with respect to the consolidated balance sheets of Beckman Coulter, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and to the reference to our firm under the heading "Independent Public Accountants" in the prospectus.

                                                      KPMG Peat Marwick LLP

Orange County, California
   June 9, 1998